Thor Announces Andy Graves as New Independent Chairman of its Board of Directors

Current Lead Director Jan Suwinski to remain on Board

ELKHART, Ind., July 29, 2019 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) announced today that Andy Graves will assume the position of Chairman of the Board effective August 1, 2019. Mr. Graves will be the Company's first independent Chairman.

Andy Graves has spent the past 35 years in leadership roles in global manufacturing businesses. He has extensive international experience having managed significant international operations while at FMC Technologies, CNH Industrial (Case Corporation), Dresser Industries, as well as nine years at Brunswick Corporation as President of the Brunswick Boat Group. His expertise in brand management, product development and design, operations, and managing independent dealer networks have been invaluable to Thor during his nearly nine years of service on the Board of Directors.

Mr. Graves' most recently served as President and CEO of privately held Motorsport Aftermarket Group (MAG) for four years, where he broadened his consumer durables experience beyond the recreational boat market and into the powersports marketplace. Additionally, MAG's distribution and e-commerce businesses, as well as the company's brand portfolio of leading aftermarket accessory products, focused beyond new unit sales and into aftermarket sales and service. These industries have significant parallels to the RV industry, allowing Andy to offer unique insights to the Thor leadership team. He is adept at managing decentralized businesses, and has a track record of maintaining a strong brand and distinct cultural focus while also capturing value from working across businesses to leverage scale advantages. Andy retired as a full time CEO in August 2018. He currently serves on the board of privately held S2 Yachts, and provides consulting and advisory services on a contract basis.

"I'm honored by the opportunity to be Thor's first independent Chairman," commented Mr. Graves. "Over the nine years of time on the Board, I have come to know and admire the management team. As I look forward to leading our Board as Chairman, I am confident that our management team has the leadership and vision to successfully navigate the global RV market."

The Company also announced that Jan Suwinski, who has served as a member of Thor's Board of Directors since 1999, will step down as Lead Director but remain on the Board. During his time with the Board, Mr. Suwinski chaired both the compensation and the audit committees. He has served as the Company's Independent Lead Director since Fiscal Year 2013.

"As a company, Thor has been blessed to have had only two Chairman, both of whom were our founders and Executive Chairmen," commented Jan Suwinski. "Establishing Andy Graves as our first independent Chairman removes the necessity of an Independent Lead Director, so I am stepping down from that role effective August 1. I'm proud of the Company's performance during my time on the Board and look forward to serving on the Board through the end of our fiscal year 2020."

"Jan has been an important voice in our Board room for many years. He's been instrumental in the setting and monitoring of our strategic path. As we look ahead, our Board will continue to be best in class with Andy Graves in the Chairman role. Andy's deep experience in the recreation industry is invaluable to our boardroom discussion," offered Bob Martin, Thor's President and Chief Executive Officer.

Additionally, the Company announced that as Andy Graves assumes the role of Chairman, he will resign as Compensation and Development Committee Chairman, effective October 1, 2019, and Board member Wilson Jones will assume that role on that date.

ABOUT THOR INDUSTRIES
Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of RVs. For more information, please visit: https://www.thorindustries.com/.

Forward Looking Statements
This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed or announced transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products and services; consumer preferences; the ability to efficiently utilize production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions; the impact of changing emissions standards in the various jurisdictions in which our products are sold; and changes to investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE ("EHG") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2018 and Part II, Item 1A of our quarterly reports on Form 10-Q for the periods ended January 31, 2019 and April 30, 2019.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact
Investor Relations:
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912